Exhibit B-61

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:14 PM 03/03/2005
FILED 12:14 PM 03/03/2005
SRV 050184134 - 2693200 FILE

CERTIFICATE OF CANCELLATION

OF

KCPL FINANCING I

KCPL Financing I (hereinafter called the "statutory trust"), a Delaware Statutory Trust organized and existing under and by virtue of the Statutory Trust Act of the State of Delaware, does hereby certify:

1.     The name of the statutory trust is KCPL Financing I.

2.     The date of filing of the certificate of trust with the Delaware Secretary of State was December 11, 1996.

3.     The effective date and time of the cancellation shall be upon its filing with the Delaware Secretary of State.

Dated as of February 28, 2005.
Andrea F. Bielsker, not in her individual	J.P. Morgan Trust Company N.A., not in its
capacity but solely as Regular Trustee	individual capacity but solely as
Property Trustee

By: /s/Andrea F. Bielsker	By: /s/Sharon McGrath

John J. DeStefano, not in his individual	Bank One Delaware, Inc., not in its individual
capacity but solely as Regular Trustee	capacity but solely as Delaware Trustee

By: /s/John J. DeStefano	By: Steve M. Wagner
Vice President